EXHIBIT 99.1

The Chemours Company Announces Promotion of Edwin Sparks to President of the Chemical Solutions Segment Following the Anticipated Departure of Chris Siemer

Wilmington, Del., February 15, 2018 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced that Chris Siemer, president of Chemical Solutions and the company’s chief transformation officer, has announced his intention to leave the company following a brief transition period. Effective April 1, Edwin Sparks, currently Director of Corporate Strategy for Chemours, will be promoted to the role of president, Chemical Solutions. In addition, Ed will provide leadership and support to Chemours’ Transformation Office as the company continues its efforts to renew and improve.

In his role as business president, Mr. Siemer made significant contributions to the company’s performance. He led the evaluation and optimization of the Chemical Solutions portfolio, resulting in the profitable sale of two business segments and the generation of significant net proceeds. As transformation leader, Mr. Siemer spearheaded work that delivered significant cost reductions and organizational health  improvements for Chemours—a critical component of the company’s highly successful five-point transformation plan, completed in 2017.

Chemours President and CEO, Mark Vergnano made clear his gratitude for Siemer’s presence on his executive team. Said Vergnano, “From the challenges we faced as a start-up to stabilizing and transforming the company, Chris has demonstrated tremendous personal leadership and delivered significant results. He has been a model of tenacity, resilience, and goodwill to the entire organization”

Vergnano added, “After spending 37 years in the Chemical Industry, I am excited for Chris to be able to take time for himself and his lovely wife Anne. I, along with the entire Chemours family of which Chris will always be a part, wish him everything good in the future.”

Ed Sparks brings to his new role over two decades of deep and wide-ranging experience at DuPont and Chemours, having worked with distinction on strategy, manufacturing site operations, and technology, as well as in sales and commercial leadership. He started at the New Johnsonville, Tennessee Titanium Technologies plant in 1994 and worked in that business for 20-plus years before assuming his current position leading corporate strategy. As strategy lead, Ed has worked across the breadth of Chemours, guiding decisions on both investments and issues management.

Said Vergnano, “Ed will bring seasoned judgment and rich experience to his new role. We are fortunate to have someone of his caliber well prepared to step into this role.”

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

EXHIBIT 99.1

CONTACT

MEDIA

Alvenia Scarborough

Director of Brand Marketing and Corporate Communications

+1.302.773.4507 media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263 investor@chemours.com